Exhibit 99.1

FOR IMMEDIATE RELEASE
Oct. 16, 2012 1 P.M. CST

Contacts:

Advanced BioEnergy	Flint Hills Resources
Richard Peterson, CEO	Jake Reint
763-226-2707	651-438-1331
richard.peterson@advancedbioenergy.com	jake.reint@kcps.com

Advanced BioEnergy to Sell Nebraska Ethanol Plant to Flint Hills Resources

MINNEAPOLIS– Advanced BioEnergy, LLC announced today plans to sell its Fairmont, Neb., ethanol plant to Wichita, Kan.-based Flint Hills Resources. The transaction is expected to close later this year and is subject to regulatory approval.

The Fairmont ethanol plant began production in October 2007. With an annual capacity of more than 115 million gallons, the plant produces more than 320,000 tons of dried distillers grains each year, as well as more than18 million pounds of non-food grade corn oil. The plant has about 50 employees.

Advanced BioEnergy elected to engage in a process to solicit interest from potential buyers of the Fairmont facility after being approached by a potential buyer earlier this year. The company believes the transaction will be beneficial to all parties including its more than 1,200 unit holders.

“The announcement today underscores the value we have created over the past four years developing the Fairmont plant into a superior ethanol production asset,” said Richard Peterson, CEO of Advanced BioEnergy. “Maximizing the value of our business has been a priority in the face of continuing market consolidation and compressed operating margins as the industry works toward long-term alignment of supply and demand.”

Advanced BioEnergy will continue to operate its two ethanol plants in Huron and Aberdeen, SD, after the transaction closes.

Flint Hills Resources is a leading refining, chemicals and biofuels company with operations primarily in the Midwest, Texas and Alaska. Flint Hills Resources’ biofuels business includes four Iowa ethanol plants with a combined capacity of 435 million gallons, a biodiesel plant in Texas, and investments in biofuels technology and feedstock development.

“We feel very fortunate to add Advanced BioEnergy’s Fairmont plant to our biofuel business,” said Brad Razook, chief executive officer and president of Flint Hills Resources. “This is a best-in-class operation located in one of the highest corn-producing regions in Nebraska.”

“We look forward to welcoming the Fairmont team to Flint Hills Resources,” Razook said. “We share the same high-standards for customer service, operations excellence and compliance, so we expect a very smooth transition.” Flint Hills Resources is an indirect, wholly owned subsidiary of Koch Industries, Inc., which is one of the largest private companies in the world.

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About Advanced BioEnergy, LLC

Advanced BioEnergy, LLC (ABE) is headquartered in Bloomington, MN. Its business consists of producing ethanol and co-products including wet, modified and dried distillers grains, and non-food grade corn oil. It currently has an ethanol production capacity of approximately 200 million gallons per year. It operates a 115 million gallon per year production facility in Fairmont, Nebraska (opened November 2007); a 32 million gallon per year production facility in Huron, South Dakota (opened September 1999); and two sister plants in Aberdeen, South Dakota with joint capacity of 53 million gallons per year. More information about ABE is available on the company’s website at www.advancedbioenergy.com and in its filings with the Securities and Exchange Commission (SEC) at www.sec.gov.

About Flint Hills Resources, LLC

Flint Hills Resources, LLC, through its subsidiaries, is a leading refining, chemicals and biofuels company. Its subsidiaries market products such as gasoline, diesel, jet fuel, ethanol, biodiesel, olefins, polymers and intermediate chemicals, as well as base oils and asphalt. Flint Hills Resources operates ethanol plants in Fairbank, Iowa Falls, Menlo and Shell Rock, Iowa; and a regional office in Ames. The plants have a combined annual capacity of 435 million gallons of ethanol. Flint Hills Resources, a leading producer of transportation fuels in the Midwest, is the largest purchaser of ethanol in Minnesota, where it has utilized ethanol and other biofuels in its fuel distribution system since the mid-’90s. The company also has made equity investments in bioenergy companies, and operates a biodiesel plant near Fort Worth, Texas. Flint Hills Resources operates refineries in Alaska (North Pole), Minnesota (Rosemount) and Texas (Corpus Christi East and West) with a combined crude oil processing capacity of more than 800,000 barrels of crude oil per day. www.fhr.com

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Advanced BioEnergy (ABE) may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the ethanol and other industries in which ABE competes, commodity market risks, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks associated with the timely completion of this transaction, and other risks detailed in ABE’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ending September 30, 2011, as amended, and in the Company’s subsequent filings with the SEC. ABE assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The cautionary statements herein expressly qualify all of ABE’s forward-looking statements. In addition, ABE is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

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